Exhibit 3.1

CEDAR REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article IV of the Articles of Incorporation of the Corporation, as amended and supplemented (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) has reduced the number of authorized shares of the Corporation’s 7.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) by 400,000 shares (which were redeemed or repurchased by the Corporation from time to time prior to the date hereof), and has reclassified such 400,000 shares as authorized but unissued shares of the Corporation’s 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”).

SECOND: The reclassification referred to in the preceding paragraph increases the number of authorized but unissued shares classified as Series C Preferred Stock from 3,050,000 shares immediately prior to the reclassification to 3,450,000 shares immediately after the reclassification. The reclassification decreases the number of authorized shares classified as Series B Preferred Stock from 6,450,000 immediately prior to the reclassification to 6,050,000 shares immediately after the reclassification.

THIRD: The terms of the Series C Preferred Stock and the Series B Preferred Stock (including any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, as applicable) are as provided in the Charter and remain unchanged by these Articles Supplementary.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned Executive Vice President, Chief Financial Officer and Treasurer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President, Chief Financial Officer and Treasurer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer and attested to by its Secretary on this 12th day of December 2017.

ATTEST:	CEDAR REALTY TRUST, INC.

/s/ Adina G. Storch	/s/ Philip R. Mays
Adina G. Storch Corporate Secretary	Philip R. Mays Executive Vice President, Chief Financial Officer and Treasurer